IMAGIS REPORTS GROWTH IN REVENUES FOR SIX MONTHS ENDING JUNE 30, 2002

"Software sales increase 125 percent for the first six months of 2002 over the comparable period for 2001

VANCOUVER, CANADA; August 14, 2002 - Imagis Technologies Inc.("Imagis") (OTCBB: IGSTF;TSX:NAB; Germany:IGY), announced today its financial results for the six months ended June 30, 2002. Imagis' total revenues for the first six months increased 87 percent to $2,053,605 compared to revenues of $1,100,262 for the first six months of 2001. Software sales rose 125 percent to $1,908,576 in the first six months of this year as compared to $849,092 for the first six months in 2001. This gain in software sales revenue can be attributed primarily to ongoing software installations in Alameda County, CA (law enforcement, digital imaging, and data sharing); with the United Kingdom's National Crime Squad (child protection and recovery software); and the Sanyo/Zixsys license agreement (biometric access control).

Overall, the Company incurred a net loss for the first six months of 2002 of $2,797,374 ($0.16 per share), which is 202 percent higher than the net loss of $927,774 incurred in the first six months of 2001 ($0.07 per share). While revenues rose 87 percent in the first half of the year, the Company invested significantly in the areas of sales and marketing, technology development, and administration, resulting in the higher operating costs. These additional expenditures are enabling the Company to capitalize on new business alliances and global market opportunities.

Imagis' total revenues increased 33 percent for the second quarter, which ended June 30, 2002, to $991,740. This increase was over the comparable prior year second-quarter level of $745,204. The higher revenues were primarily attributable to an increase in software sales. Sales of the Company's software products rose 41 percent to $922,622 in the second quarter of this year as compared to $656,047 for the second quarter of 2001.

Imagis also announces that Iain Drummond, the Company's President and CEO, and Ross Wilmot, the Company's Chief Financial Officer, have each executed a Certification pursuant to the requirements set forth in section 906 of the Sarbanes-Oxley Act of 2002.

Recent highlights include:

August 12, 2002 - The Company announced the launch of a new integrated justice system within the law enforcement sector. The launch of the product, which utilizes Microsoft® .NET technology, coincided with a joint presentation of the solution by Microsoft and Imagis at the APCO Conference & Exposition in Nashville, TN.

July 24, 2002 - The Company announced that it had signed an authorized reseller agreement with Datacard Group, a global leader in card issuance systems and secure identity solutions. Under the agreement, Datacard will integrate facial recognition technology from Imagis and offer it as a value-added feature in its portfolio of secure identity solutions.

July 23, 2002 - The Company announced that New Zealand Customs Service purchased ID-2000 software for the purpose of investigating the use of facial recognition software to apply against its core CUSMOD border management system.

July 9, 2002 - The Company announced that it had entered into a brokered private placement with OSI Systems, Inc. (NASDAQ: OSIS), resulting in gross proceeds to Imagis of US$1.75 million. OSI Systems is a worldwide leader in providing security solutions to airports, customs agencies, correctional facilities, and governments. Under the terms of the investment, OSI Systems and Imagis will develop and market biometric and imaging hardware solutions for passenger and package screening.

May 1, 2002 - The Company announced that its facial recognition software was being deployed by the Harris County Sheriff's Department in Texas. Harris County is the third largest in the United States and serves a population of over three million people. The department itself employs over 3,500 people.

About Imagis Technologies Inc.

Imagis Technologies (OTCBB:IGSTF; TSX:NAB; Germany:IGY) is a leading developer of biometric systems using advanced facial and image recognition technology. This includes biometric security solutions and facial identification solutions for such industry sectors as law enforcement, airports, customs & immigration, driver's licenses & passports, and other government agencies. In addition to providing stand-alone software solutions, Imagis offers a biometric facial recognition Software Development Kit (SDK) to third-party integrators and other software providers who want to develop their own biometric solutions based on Imagis' technology.

The Company, whose Chairman is Oliver "Buck" Revell, the former Associate Deputy Director of the FBI, has over one hundred installations of its software in the United States, the United Kingdom, Canada, Latin America, and Asia-Pacific, including Britain's National Crime Squad (NCS), more than 50 RCMP detachments and police departments across Canada, over 40 police departments across the US, New Zealand Customs, and Toronto's Pearson International Airport.

Imagis' technology has been endorsed by leading security agencies and police organizations around the world as an effective tool in identifying criminals, reducing fraud, assisting investigations, and preventing terrorism. More details on Imagis can be found on the Web at http://www. imagistechnologies.com.

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CONTACT:

Imagis Technologies Inc.
Media Contact: Sandra Buschau
VP Investor & Media Relations
Tel: (604) 684-2449
E-mail: sandy@imagistechnologies.com
http://www.imagistechnologies.com

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